Exhibit 99.1

RadioShack Reports Financial Results for Second Quarter 2012

FORT WORTH, Texas, July 25, 2012 — RadioShack Corporation (NYSE: RSH) today reported its results for the second quarter ended June 30, 2012.

SECOND-QUARTER SUMMARY

●	Total net sales and operating revenue of $953.2 million, an increase of 1.2% versus last year. Comparable store sales were essentially flat, while mobility platform sales increased 3.3% at U.S. RadioShack company-operated stores.

●	Consolidated gross profit of $360.3 million, or 37.8% of net sales, compared with $432.1 million last year. Gross margin in the second quarter was negatively impacted by a mix shift within mobility sales toward lower margin smartphones.

●	Consolidated selling, general and administrative (SG&A) expenses were $362.5 million, or 38.0% of net sales, compared with $364.3 million last year.

●	Net loss of $21.0 million, or $0.21 per diluted share, compared to net income of $24.9 million, or $0.24 per diluted share, last year.

●	On June 6, the company announced a new joint-venture relationship with Hon Hai Precision Industry, which will allow for the growth of RadioShack stores in mainland China, Taiwan, Hong Kong and Macau.

●	The company continues to have a strong balance sheet and total liquidity of $910 million.

Note: All comparisons are versus the same period of the prior fiscal year unless otherwise noted.

Jim Gooch, president and chief executive officer of RadioShack Corp., said, “Overall, our business performed below expectations during the second quarter.  We were disappointed in our gross margin rate performance, as the initiatives we have under way have not yet generated enough momentum to improve the trend.  However, we were pleased with the sales growth generated in the mobility category of our business.  Importantly, we saw incremental improvement throughout the quarter as we successfully connected with our customer base and drove sales growth in this key category through effective promotions and the expansion of our Target Mobile centers. We are also seeing continued stability and improvement in the signature category.  Our primary operating focus continues to be on stabilizing gross margins and aggressively managing our cost structure.

“Our financial position and balance sheet are strong, our liquidity exceeds $900 million, and year-to-date we generated positive operating cash flow. As we look towards the upcoming debt maturity of $375 million in August 2013, we have decided to adjust our capital structure and lower our debt-to-equity ratio. We expect to refinance approximately one-half of this debt maturity in the coming months, with the balance paid down with excess cash.  In conjunction with this strategy, we have decided to suspend our dividend program.  This will allow us to increase the amount of excess cash available to pay down the debt, continue to invest in improving the business, and ensure that we maintain our strong balance sheet. We believe this approach will drive the best long-term outcome for our shareholders.

“We remain confident that our strategic initiatives will generate sales growth, improve gross margins and drive long-term growth.  These initiatives remain on track, and we expect them to drive improvement through the remainder of this year and gain further traction as we enter next year.”

SALES PERFORMANCE BY PLATFORM

U.S. RadioShack company-operated stores generated sales growth of 3.3% in the mobility platform, which was offset by flat sales in the signature platform and a sales decline of 26.5% in the consumer electronics platform.  Mobility sales growth was driven primarily by an increase in postpaid wireless sales and an increase in tablet sales.  Signature sales were stable, driven by higher sales of wireless accessories, headphones and tablet accessories, which were offset by declines in home entertainment accessories and personal computer accessories.  The consumer electronics decrease reflects an ongoing decline consistent with industry trends.

CASH, LIQUIDITY AND CAPITAL SPENDING

The company ended the second quarter with total liquidity of $910.2 million, including cash and cash equivalents of $517.7 million and $392.5 million available under its $450 million asset-based revolving credit facility that expires in January 2016.

The company’s total long-term debt stands at $679 million at June 30, 2012.  The 2013 Convertible Notes, which come due in August 2013,  have a par value of $375 million and a carrying value of $355 million at June 30, 2012.  The remaining amount, the 2019 Notes, comes due in May 2019.

Capital spending totaled $17 million in the second quarter compared to $27 million last year.

CONFERENCE CALL

RadioShack will host a live webcast of its investor conference call at 9 a.m. EDT today.  The Internet broadcast may be accessed from the investor relations home page of the RadioShack corporate website at http://IR.RadioShackCorporation.com.

An archived replay of the conference call will be available in the investor relations section of the corporate website, radioshackcorporation.com.  A telephone replay will be available beginning at approximately 11 a.m. EDT today and will remain available until midnight EDT on Aug. 9, 2012. The telephone replay can be accessed by calling toll-free at (888) 286-8010, or via toll call at (617) 801-6888. The replay pass code is 60806807.

For more information about product platform performance, refer to the RadioShack Corporation Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 25, 2012.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, the retail industry environment and company performance.  These statements can be identified by the fact that they include words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning.  We specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements.  These statements involve a number of risks and uncertainties that could cause our actual results to differ materially from the results discussed in our forward-looking statements.  Factors that could cause our actual results to differ materially from the results discussed in our forward-looking statements include, but are not limited to, our ability to execute and the effectiveness of our 2012 initiatives; the underperformance or loss of certain of our important vendors, such as our wireless carrier providers, or breaches by them of our agreements with them; difficulties associated with our transition to an outsourced arrangement for the production of products we previously manufactured at our Chinese manufacturing plant; an adverse impact on our sales or profitability due to our transition to such an outsourced arrangement; an adverse impact on our sales or profitability due to changes wireless carrier providers make to their customer credit requirements, frequency of upgrade eligibility, or other operational matters, and the timing, completeness, and accuracy of information we receive about such changes;  a decline in our gross margin due to customer demand for lower margin mobile devices, such as smartphones and tablets; difficulties associated with profitably operating our Target Mobile centers; overall sales performance; economic conditions; product demand; expense levels; competitive activity; interest rates; changes in the company’s financial condition; availability of products and services and other risks associated with the company’s vendors and service providers; the regulatory environment; and other factors affecting the retail category in general.  Additional information regarding these and other factors is included in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended Dec. 31, 2011.

ABOUT RADIOSHACK CORPORATION

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 32,000 knowledgeable and helpful sales experts globally.  RadioShack’s retail network includes approximately 4,700 company-operated stores in the United States and Mexico, 1,500 wireless phone centers in the United States, and approximately 1,100 dealer and other outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.

Analyst and Investor Contact:	News Media Contact:
Bruce Bishop	Media Relations
(817) 415-3400	(817) 415-3300
Bruce.Bishop@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2012	2011	2012	2011
Net sales and operating revenues	$953.2	$941.9	$1,961.5	$1,959.3
Cost of products sold	592.9	509.8	1,206.7	1,072.8
Gross profit	360.3	432.1	754.8	886.5

Operating expenses:
Selling, general and administrative	362.5	364.3	735.8	734.9
Depreciation and amortization	18.0	18.3	36.9	36.6
Impairment of long-lived assets	1.0	0.6	1.5	1.0
Total operating expenses	381.5	383.2	774.2	772.5

Operating (loss) income	(21.2)	48.9	(19.4)	114.0

Interest income	0.3	0.5	0.8	0.8
Interest expense	(12.9)	(10.9)	(26.0)	(20.6)
Other loss	--	--	--	(4.1)

(Loss) income from continuing operations before income taxes	(33.8)	38.5	(44.6)	90.1
Income tax (benefit) expense	(12.8)	15.0	(15.6)	35.2

(Loss) income from continuing operations	(21.0)	23.5	(29.0)	54.9
Discontinued operations, net of income taxes	--	1.4	--	5.1

Net (loss) income	$(21.0)	$24.9	$(29.0)	$60.0

Basic and diluted net (loss) income per share:
(Loss) income per share from continuing operations	$(0.21)	$0.23	$(0.29)	$0.52
Income per share from discontinued operations	--	0.01	--	0.05
Net (loss) income per share (basic)	$(0.21)	$0.24	$(0.29)	$0.57

Comprehensive (loss) income	$(23.9)	$26.3	$(26.3)	$63.4

Shares used in computing net (loss) income per share:

Basic	100.1	103.7	100.0	104.9

Diluted	100.1	104.6	100.0	105.9

RADIOSHACK CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)

(In millions)	June 30, 2012	December 31, 2011	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$517.7	$591.7	$552.2
Accounts and notes receivable, net	250.0	360.6	278.4
Inventories	828.7	744.4	727.2
Other current assets (1)	144.8	116.1	104.4
Total current assets	1,741.2	1,812.8	1,662.2

Property, plant and equipment, net	256.5	270.2	274.5
Goodwill	38.4	37.0	43.3
Other assets, net	51.6	55.1	84.3
Total assets	$2,087.7	$2,175.1	$2,064.3

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$355.4	$--	$--
Accounts payable	352.3	348.2	225.4
Accrued expenses and other current liabilities	267.5	315.4	274.8
Total current liabilities	975.2	663.6	500.2

Long-term debt, excluding current maturities	323.9	670.6	662.2
Other non-current liabilities	84.0	87.6	93.9
Total liabilities	1,383.1	1,421.8	1,256.3

Stockholders’ equity	704.6	753.3	808.0
Total liabilities and stockholders’ equity	$2,087.7	$2,175.1	$2,064.3

(1)
Includes $26.5 million of restricted cash. Refer to Note 4 – “Restricted Cash” in the Notes to Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2012, for more information.

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended
	June 30,
(In millions)	2012	2011
Cash flows from operating activities:
Net (loss) income	$(29.0)	$60.0
Adjustments to reconcile net (loss) income to net cash
provided by operating activities:
Depreciation and amortization	41.0	40.6
Amortization of discounts on long-term debt	8.7	7.9
Impairment of long-lived assets	1.5	1.0
Stock-based compensation	3.7	2.9
Other non-cash items	4.4	5.7
Changes in operating assets and liabilities:
Accounts and notes receivable	110.1	99.5
Inventories	(83.2)	(2.1)
Other current assets	(3.0)	6.3
Accounts payable	20.5	(60.4)
Accrued expenses and other	(51.8)	(59.9)
Net cash provided by operating activities	22.9	101.5

Cash flows from investing activities:
Additions to property, plant and equipment	(27.7)	(41.5)
Changes in restricted cash (1)	(26.5)	--
Other investing activities	0.1	--
Net cash used in investing activities	(54.1)	(41.5)

Cash flows from financing activities:
Payments of dividends	(24.9)	--
Changes in cash overdrafts	(17.9)	12.6
Issuance of long-term notes	--	322.5
Long-term notes issuance costs	--	(6.2)
Repayments of borrowings	--	(306.8)
Purchases of treasury stock	--	(101.4)
Proceeds from exercise of stock options	--	2.1
Net cash used in financing activities	(42.8)	(77.2)

Net decrease in cash and cash equivalents	(74.0)	(17.2)
Cash and cash equivalents, beginning of period	591.7	569.4
Cash and cash equivalents, end of period	$517.7	$552.2

(1)
Includes $26.5 million of restricted cash. Refer to Note 4 – “Restricted Cash” in the Notes to Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2012, for more information.

RADIOSHACK CORPORATION AND SUBSIDIARIES
Segment Reporting and Other Selected Financial Data (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2012	2011	2012	2011

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$772.4	$797.8	$1,606.0	$1,693.0
Other	180.8	144.1	355.5	266.3
	$953.2	$941.9	$1,961.5	$1,959.3

Operating income:
U.S. RadioShack company-operated stores	$72.0	$137.1	$163.3	$289.1
Other	(1.5)	(6.1)	1.5	(4.5)
	70.5	131.0	164.8	284.6

Unallocated	(91.7)	(82.1)	(184.2)	(170.6)
Operating (loss) income	(21.2)	48.9	(19.4)	114.0

Interest income	0.3	0.5	0.8	0.8
Interest expense	(12.9)	(10.9)	(26.0)	(20.6)
Other loss	--	--	--	(4.1)
(Loss) income from continuing operations before income taxes	$(33.8)	$38.5	$(44.6)	$90.1

###